UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 3, 2013 (June 27, 2013)

American Realty Capital Healthcare Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-184677	38-3888962
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Adena Health Center

On June 27, 2013, American Realty Capital Healthcare Trust II, Inc. (the “Company”) completed its due diligence review of Adena Health Center located in Jackson, Ohio and subsequently acquired the fee simple interest in the property on June 28, 2013. Pursuant to the terms of the purchase and sale agreement dated as of May 27, 2013, the Company’s obligation to close upon the acquisition was subject to the satisfactory completion of a due diligence review of the property, among other conditions. The purchase and sale agreement contains customary representations and warranties by the seller.

The description of the Adena Health Center set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 28, 2013, the Company, through a subsidiary of its operating partnership, closed the acquisition of the fee simple interest in Adena Health Center located in Jackson, Ohio for a contract purchase price of $5.4 million, exclusive of closing costs. The seller of the property was Vets Development LLC, an entity which has no material relationship with the Company, and the acquisition was not an affiliated transaction.

The property contains 24,924 rentable square feet and is 100% leased to Adena Health System. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has an original 11-year term which commenced in March 2013 and expires in February 2024. The annualized straight-line rental income for the initial term will be $0.4 million or $16.93 per rentable square foot.

A copy of the press release announcing the Company’s acquisition of Adena Health Center is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated July 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.

Date: July 3, 2013	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer